Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces Third Quarter
Earnings Following Twenty-Second Distribution Increase
Whippany, New Jersey, August 6, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its third quarter ended June 27, 2009.
Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter. Net loss for the three months ended June 27, 2009, narrowed to $7.4 million, or $0.23 per Common Unit, compared to a net loss of $13.7 million, or $0.42 per Common Unit, in the prior year third quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of fiscal 2009 amounted to $11.5 million, compared to $2.8 million in the prior year quarter. Adjusted EBITDA (as defined and reconciled below) was $17.7 million for the third quarter of fiscal 2009, an increase of $19.6 million compared to a loss of $1.9 million in the prior year third quarter.
The improvement in Adjusted EBITDA for the third quarter of fiscal 2009 compared to the prior year third quarter was driven primarily by higher operating margins, expense reductions gained through operating efficiencies and the absence of $14.5 million in realized losses from risk management activities that occurred in the third quarter of fiscal 2008 at the height of last year’s rise in commodity prices. The economic recession continued to negatively affect sales volumes in the propane and refined fuels segments, especially in the commercial and industrial sectors, which account for a greater concentration of sales volumes after the heating season. With the increased level of earnings during the first three quarters of fiscal 2009 compared to the first three quarters of the prior year, coupled with lower working capital requirements from the generally lower commodity price environment, the Partnership ended the third quarter of fiscal 2009 with $256.1 million of cash on hand.
Retail propane gallons sold in the third quarter of fiscal 2009 decreased 10.2 million gallons, or 14.3%, to 61.2 million gallons compared to 71.4 million gallons in the prior year third quarter. Sales of fuel oil and other refined fuels decreased 2.9 million gallons, or 23.3%, to 9.7 million gallons during the third quarter of fiscal 2009 compared to 12.6 million gallons in the prior year third quarter. Lower volumes in both segments were primarily attributed to declines in commercial and industrial volumes resulting from the recession and, to a lesser extent, continued customer conservation.

In announcing the third quarter results, Chief Executive Officer Mark A. Alexander said, “ The challenging economy and business environment notwithstanding, we achieved some significant accomplishments during our fiscal 2009 third quarter. In addition to reporting an increase in Adjusted EBITDA of nearly $20 million compared to the prior year third quarter, we successfully refinanced our previous revolving credit facility, which was due to expire in March 2010, with a $250 million, four-year secured credit facility. We also reduced our indebtedness by $8 million and still ended the quarter with more than $256 million of cash on the balance sheet.”
The Partnership’s President and CEO-elect, Michael J. Dunn, Jr. added, “These accomplishments point out the importance of our efficient operating platform, flexible cost structure and strong balance sheet. We will continue to build upon these strengths and diligently pursue our long-term strategies for growth. We are extremely pleased to pass along the latest quarterly distribution increase to our valued Unitholders — our 13th consecutive and 22nd since the 1999 recapitalization — representing a growth rate of 3.1% over the prior year third quarter.”
Revenues of $184.4 million decreased $121.1 million, or 39.6%, compared to the prior year third quarter, primarily as a result of a decline in average selling prices associated with lower commodity prices and, to a lesser extent, lower sales volumes. Average posted prices for propane and fuel oil were 57.2% and 56.0% lower, respectively, compared to the prior year third quarter. Cost of products sold decreased $125.5 million, or 58.9%, to $87.5 million in the third quarter of fiscal 2009 compared to $213.0 million in the prior year third quarter, primarily due to the decline in commodity prices and the $14.5 million in realized losses from risk management activities in the prior year third quarter. Cost of products sold in the third quarter of fiscal 2009 included a $6.1 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $4.7 million unrealized (non-cash) gain in the prior year third quarter.
Combined operating and general and administrative expenses of $85.4 million for the third quarter of fiscal 2009 were $4.3 million, or 4.8%, lower than the prior year third quarter, primarily due to continued savings in payroll and vehicles expenses, partially offset by higher variable compensation attributable to higher earnings.
Net interest expense increased $0.6 million, or 6.3%, to $10.1 million in the third quarter of fiscal 2009 compared to $9.5 million in the prior year third quarter as a result of lower interest income earned on invested cash and a non-cash charge of $0.4 million related to the refinancing of the Partnership’s previous revolving credit agreement.
As previously announced, on June 26, 2009 the Partnership’s operating subsidiary, Suburban Propane, L.P., successfully completed a new $250.0 million senior secured credit facility. The new four-year Revolving Credit Facility provides for $250.0 million of revolving lines of credit to replace the Partnership’s previous revolving credit agreement, which consisted of a $175.0 million working capital facility and a separate $108.0 million term loan, both of which were set to mature in March 2010. At closing the Partnership borrowed $100.0 million under the Revolving Credit Facility and, along with cash on hand, repaid the $108.0 million previously outstanding on its term loan facility. The Partnership ended the third quarter of fiscal 2009 with $256.1 million of cash on the balance sheet.

On July 23, 2009, the Partnership announced that its Board of Supervisors declared the twenty-second increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.815 to $0.825 per Common Unit for the three months ended June 27, 2009. On an annualized basis, this increased distribution rate equates to $3.30 per Common Unit, an increase of $0.04 per Common Unit from the previous distribution rate, and an increase of 3.1% compared to the third quarter of fiscal 2008. The $0.825 per Common Unit distribution will be paid on August 11, 2009 to Common Unitholders of record as of August 4, 2009.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 900,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities and the adverse impact of price increases on volumes as a result of customer conservation;
•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;
•	The ability of management to continue to control expenses;
•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;
•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them; and
•	The impact of current conditions in the global capital and credit markets, and general economic pressures.
Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 27, 2008 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended June 27, 2009 and June 28, 2008
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008

Revenues
Propane	$139,571	$216,999	$750,392	$946,700
Fuel oil and refined fuels	23,091	55,262	142,420	247,609
Natural gas and electricity	12,147	22,507	66,521	84,693
Services	8,321	9,184	30,574	34,752
All other	1,242	1,524	3,005	3,928

	184,372	305,476	992,912	1,317,682

Costs and expenses
Cost of products sold	87,463	212,974	469,952	871,446
Operating	72,295	76,455	236,206	235,495
General and administrative	13,108	13,268	45,671	37,632
Depreciation and amortization	7,713	7,159	21,867	21,325

	180,579	309,856	773,696	1,165,898

Income (loss) before interest expense and provision for (benefit from) income taxes	3,793	(4,380)	219,216	151,784
Interest expense, net	10,068	9,524	28,913	27,330

(Loss) income before provision for (benefit from) income taxes	(6,275)	(13,904)	190,303	124,454
Provision for (benefit from) income taxes	1,160	(157)	2,184	1,956

(Loss) income from continuing operations	(7,435)	(13,747)	188,119	122,498

Discontinued operations:
Gain on disposal of discontinued operations	—	—	—	43,707

Net (loss) income	$(7,435)	$(13,747)	$188,119	$166,205

(Loss) income from continuing operations per Common Unit — basic	$(0.23)	$(0.42)	$5.73	$3.74
Discontinued operations	—	—	—	1.34

Net (loss) income per Common Unit — basic	$(0.23)	$(0.42)	$5.73	$5.08

Weighted average number of Common Units outstanding — basic	32,859	32,725	32,849	32,719

(Loss) income from continuing operations per Common Unit — diluted	$(0.23)	$(0.42)	$5.70	$3.72
Discontinued operations	—	—	—	1.33

Net (loss) income per Common Unit — diluted	$(0.23)	$(0.42)	$5.70	$5.05

Weighted average number of Common Units outstanding — diluted	32,859	32,725	33,026	32,941

Supplemental Information:
EBITDA (a)	$11,506	$2,779	$241,083	$216,816
Adjusted EBITDA (a)	$17,654	$(1,916)	$241,915	$217,139
Retail gallons sold:
Propane	61,212	71,420	294,771	329,609
Refined fuels	9,677	12,614	50,518	67,643
Capital expenditures:
Maintenance	$2,725	$3,463	$6,383	$8,607
Growth	$2,788	$2,754	$7,453	$8,694
(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.
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In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.
The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Nine Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008

Net (loss) income	$(7,435)	$(13,747)	$188,119	$166,205
Add:
Provision for (benefit from) income taxes — current and deferred	1,160	(157)	2,184	1,956
Interest expense, net	10,068	9,524	28,913	27,330
Depreciation and amortization	7,713	7,159	21,867	21,325

EBITDA	11,506	2,779	241,083	216,816
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	6,148	(4,695)	832	323

Adjusted EBITDA	17,654	(1,916)	241,915	217,139
Add / (subtract):
Provision for income taxes — current	(240)	(87)	(804)	(679)
Interest expense, net	(10,068)	(9,524)	(28,913)	(27,330)
Unrealized (non-cash) (losses) gains on changes in fair value of derivatives	(6,148)	4,695	(832)	(323)
Compensation cost recognized under Restricted Unit Plan	644	817	1,885	1,503
Gain on disposal of property, plant and equipment, net	(147)	(109)	(770)	(1,821)
Gain on disposal of discontinued operations	—	—	—	(43,707)
Changes in working capital and other assets and liabilities	62,851	54,725	11,017	(87,794)

Net cash provided by operating activities	$64,546	$48,601	$223,498	$56,988

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.